EXHIBIT 10.4
TRANSITION AGREEMENT
This Transition Agreement (“Agreement”) is made as of August 5, 2025 (the “Agreement Date”) between Noodles & Company, a Delaware corporation (the “Company”) and Drew Madsen (“Executive”) (each a “party” and together the “parties”):

WHEREAS, Executive is employed by the Company pursuant to an Employment Agreement dated March 6, 2024 (the “Employment Agreement”);

WHEREAS, the Executive has elected to resign from the Company and terminate his employment effective as of August 31, 2025 (“Effective Date”); and

WHEREAS, the parties wish to establish the terms of Executive’s resignation as described herein.

NOW, THEREFORE, the parties agree as follows:

1.Terms. Capitalized terms used in this Agreement but not defined in this Agreement shall have the meanings set forth in the Employment Agreement.

2.Resignation from Employment. Executive shall resign from employment with the Company pursuant to Section 5(d) of the Employment Agreement effective as of the Effective Date. Upon the termination of Executive’s employment, Executive shall receive the Accrued Benefits. The Company hereby waives the requirement set forth in Section 5(d) of the Employment Agreement for Executive to provide the Company with ninety days’ prior written notice of resignation.

3.Continued Board Service. Executive shall remain a member of the Company’s Board of Directors for the remainder of his current term ending as of the Company’s annual meeting of stockholders to be held in 2027 and until such time as Executive’s successor is elected and qualified or until his earlier death, resignation or removal.

4.Equity Awards. As of the Effective Date, the equity awards granted under the Company’s Amended and Restated 2023 Stock Incentive Plan (the “Plan”) then held by the Executive will be treated as follows: (a) the unvested portion of the grant of 199,203 restricted stock units (“RSUs”) under the Restricted Stock Unit Agreement dated March 6, 2024 (the “Award Agreement”) will continue to vest in accordance with the terms of the Award Agreement and as provided under the Plan so long as Executive continues to serve as a member of the Company’s Board of Directors and, to the extent any such RSUs remain unvested at the time his Board service terminates, such unvested RSUs will be forfeited and (b) all other outstanding equity awards that are not then vested will be canceled and Executive will have no further rights thereunder.

5.Executive’s Obligations. Nothing herein affects Executive’s obligations under the Employment Agreement that survive the termination of Executive’s employment.

6.Indemnification Agreement. The Indemnification Agreement between the Company and Executive dated October 24, 2017 (the “Indemnification Agreement”) shall continue in effect after the Effective Date with respect to any possible claims based on the fact that Executive continues to be or was a director, officer, employee, agent, or trustee of the Company or was serving at the request of the Company as a director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan.

7.Execution of Release. On the Effective Date, Executive and the Company will enter into the Release Agreement attached hereto as Exhibit A.

8.No Admission. This Agreement and the Release are not an admission by either party of any violation of law or other wrongdoing of any kind.

9.Governing Law. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of Colorado, without reference to principles of law that would apply the substantive law of another jurisdiction.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the dates shown below, to be effective as of the Agreement Date.

THE COMPANY:		EXECUTIVE:

Noodles & Company		Drew Madsen

By:	/s/ MICHAEL HYNES	/s/ DREW MADSEN
	Michael Hynes	Drew Madsen
Chief Financial Officer

Date: August 5, 2025		Date: August 5, 2025

Exhibit A

RELEASE AGREEMENT

1.Drew Madsen (“Executive”), individually and on behalf of his heirs and assigns, hereby releases, waives and discharges Company, and all subsidiary, parent or affiliated companies and corporations, and their present, former or future respective subsidiary, parent or affiliated companies or corporations, and their respective present or former directors, officers, shareholders, trustees, managers, supervisors, employees, partners, attorneys, agents, representatives and insurers, and the respective successors, heirs and assigns of any of the above described persons or entities (hereinafter referred to collectively as “Released Parties”), from any and all claims, causes of action, losses, damages, costs, and liabilities of every kind and character, whether known or unknown (“Claims”), that Executive may have or claim to have, in any way relating to or arising out of, in whole or in part, (a) any event or act of omission or commission occurring on or before the Effective Date, including Claims arising by reason of the continued effects of any such events or acts, which occurred on or before the Effective Date, or (b) Executive’s employment with Company or the termination of such employment with Company, including but not limited to Claims arising under federal, state, or local laws prohibiting disability, handicap, age, sex, race, national origin, religion, retaliation, or any other form of discrimination, such as the Americans with Disabilities Act, 42 U.S.C.§§ 12101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; and Title VII of the 1964 Civil Rights Act, as amended, 42 U.S.C. §§ 2000e et seq.; Claims for intentional infliction of emotional distress, tortious interference with contract or prospective advantage, and other tort claims; and Claims for breach of express or implied contract; with the exception of Executive’s vested rights, if any, under Company retirement plans. Executive hereby warrants that he has not assigned or transferred to any person any portion of any claim that is released, waived and discharged above. Executive understands and agrees that by signing this Agreement he is giving up his right to bring any legal claim against any Released Party concerning, directly or indirectly, Executive’s employment relationship with the Company, including his separation from employment, and/or any and all contracts between Executive and Company, express or implied except as expressly provided in this Agreement below. Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Released Parties, to include all actual or potential legal claims that Executive may have against any Released Party, except as specifically provided otherwise in this Agreement. This release does not cover Claims relating to the validity or enforcement of this Agreement. Further, Executive has not released any claim for indemnity or legal defense available to him due to his service as a board member, officer or director of the Company, as provided by the certificate of incorporation or bylaws of the Company, the Indemnification Agreement or by any applicable insurance policy, or under any applicable corporate law.

2.The Company hereby releases Executive from any Claim that Company may have or claim to have (whether known or unknown) in any way relating to or arising out of, in whole or in part, any event or act of omission or commission occurring on or before the Effective Date, including Claims arising by reason of the continued effects of any such events or acts, which occurred on or before the Effective Date, in connection with Executive’s employment with Company or the termination of such employment with Company.

3.Executive agrees and acknowledges that he: (i) understands the language used in this Agreement and the Agreement’s legal effect; (ii) understands that by signing this Agreement he is giving up the right to sue the Company for age discrimination; (iii) has been advised by Company to consult with an attorney before signing this Agreement; and (iv) was given no less than twenty-one days to consider whether to sign this Agreement. For a period of seven days after the effective date of this Agreement, Executive may, in his sole discretion, rescind this Agreement, by delivering a written notice of rescission to the Board. If Executive rescinds this Agreement within seven calendar days after the effective date, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement. If Executive does not rescind this Agreement within seven calendar days after the Effective Date, this Agreement shall become final and binding and shall be irrevocable.

4.Nothing herein affects Executive’s obligations under the Employment Agreement that survive Executive’s termination of employment.

5.Capitalized terms not defined herein have the meaning specified in the Transition Agreement between the Company and the Executive dated August 5, 2025.

IN WITNESS WHEREOF, the Company and Executive have executed this Release Agreement on the dates set forth below.

THE COMPANY:		EXECUTIVE:

Noodles & Company		Drew Madsen

By:
	Michael Hynes	Drew Madsen
Chief Financial Officer

Date:	____________, 2025	Date: __________, 2025